The St Joe Company
Supplemental Calculation of Selected Consolidated Financial Data
Exhibit 99.01
(Dollars in thousands)

     The following table calculates EBITDA (Gross and Net):

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30, 2001	September 30, 2000	September 30, 2001	September 30, 2000

Income before income taxes and minority interest	$25,953	$39,360	$82,809	$114,650

Additions:

Depreciation and amortization	7,878	18,659	21,690	47,095

Interest expense	6,411	4,026	15,217	9,280

Spin-off costs	535	57	1,551	68

Loss on valuation of derivatives	1,555	—	—	—

Deductions:

Gain on sales of nonoperating assets	(29)	(1,301)	(7)	(1,826)

Gain on valuation of derivatives	—	—	(3,496)	—

EBITDA, Gross	42,303	60,801	117,764	169,267

Less minority interest percentages:

Income before income taxes	(71)	(2,685)	(12)	(15,436)

Depreciation and amortization	(30)	(5,888)	(86)	(14,278)

Interest expense	(8)	(498)	(43)	(1,000)

Gain on sales of nonoperating assets	—	601	—	838

EBITDA, Net	$42,194	$52,331	$117,623	$139,391

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